SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

           Certification and Notice of Termination of
                          Registration
              under Section 12(g) of the Securities
                      Exchange Act of 1934
           or Suspension of Duty to File Reports Under
             Sections 13 and 15(d) of the Securities
                      Exchange Act of 1934

                   Commission File No. 1-9864

                  EL PASO TENNESSEE PIPELINE CO
          (Exact name of registrant as specified in its
                            charter)

                      1001 Louisiana Street
                      Houston, Texas  77002
                         (713) 420-2600
           (Address, including zip code and telephone
          number, including area code, of registrant's
                  principal executive offices)

                 6 1/2% Notes Due December 15, 2005
            (Title of each class of securities covered
                          by this Form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please   place  an  X  in  the  box(es)  to  designate   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ ]      Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)        [x]

     Approximate number of holders of record as of the certification or notice date: 5

     Pursuant to the requirements of the Securities Exchange  Act
of   1934,  El  Paso  Tennessee  Pipeline  Co.  has  caused  this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

Dated:                           EL PASO TENNESSEE PIPELINE CO.
November 14, 2002

                                 By:   /s/ David L. Siddall
                                       --------------------------
                                 Name:     David L. Siddall
                                 Title:    Vice President,
                                      Associate General Counsel
                                      and Corporate Secretary